Code of Ethics
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PREFACE
On July 27, 2021, the Board of Directors of BayFirst Financial Corp. (“Company”) adopted this Code of Ethics (“Code”), as contemplated by the Sarbanes-Oxley Act of 2002. The honesty, integrity, and sound judgment of the Company’s directors, officers, and employees are fundamental to the reputation and success of the Company and its subsidiary, First Home Bank (“Bank”). The professional and ethical conduct of all such individuals is essential to the proper function and success of the Company as a leading financial services provider. Therefore, all such individuals are required to observe the highest standards of ethical business conduct, including strict adherence to this Code, as well as the Company’s other general codes of ethics or conduct and policies, which this Code supplements.
All Company directors, officers, and employees hold an important role in corporate governance. These individuals are capable and empowered to ensure that the interests of our stakeholders (including shareholders, customers, employees, suppliers, and residents of the communities in which the Company operates) are appropriately balanced, protected, and preserved. Such individuals fulfill this responsibility by prescribing, following, and/or enforcing the policies and procedures employed in the Company’s financial operations.
Code of Ethics
All directors, officers, and employees of the Company must:
•Act at all times ethically, with honesty and integrity, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships. For purposes of this Code, the “actual or apparent conflicts of interest” shall be broadly construed and include, for example, direct conflicts, indirect conflicts, potential conflicts, apparent conflicts, and any other personal, business, or professional relationship or dealings that has a reasonable possibility of creating even the mere appearance of impropriety. All directors, officers, and employees must disclose any material transaction or relationship that could reasonably give rise to an actual or apparent conflict.
•Ensure that all reasonable and necessary steps within his or her areas of responsibility are taken to provide full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with or submits to the Securities and Exchange Commission (“SEC”) or state regulators, and in all other regulatory filings. In addition, All directors, officers, and employees must provide full, fair, accurate, and understandable information whenever communicating with the Company’s shareholders or the general public.
•Provide colleagues with information that is accurate, complete, objective, relevant, timely, and understandable.
•Take all reasonable measures to protect the confidentiality of non-public information about the Company, its business, operations, and customers obtained or created in connection with such individual’s activities and to prevent the unauthorized disclosure of any such information, unless required by law, regulation, or legal or regulatory process.
•Conduct the business of the Company in compliance with all applicable laws, rules, and regulations of federal, state, and local governments and other appropriate private and public regulatory agencies.
•Not directly or indirectly take any action to fraudulently influence, coerce, manipulate, or mislead the Company’s independent public auditors for the purposes of rendering the Company’s financial statements misleading.

•Act in good faith, with due care, competence, and diligence, without misrepresenting material facts or allowing independent judgment to be subordinated.
•Share knowledge and maintain skills necessary and relevant to the Company’s needs.
•Proactively promote ethical and honest behavior within the workplace.
•Assure responsible use of and control of all assets, resources, and information in possession of the Company.
•Notify promptly corporate counsel or the Chairman of the Audit Committee regarding any actual or potential violation of this Code and/or any applicable securities or other laws, rules, or regulations. An individual may choose to remain anonymous in reporting any possible violation of this Code. Each director, officer, or employee is responsible for ensuring that his or her own conduct complies with this Code.
•Anyone who violates provisions of this Code by engaging in unethical conduct, failing to report conduct potentially violative of this Code or refusing to participate in any investigation of such conduct, will be subject to disciplinary actions, up to and including termination of service with the Company. Violations of this Code may also constitute violations of law and may result in civil or criminal penalties.
•The Board of Directors, or a designated committee thereof, of the Company shall be responsible for the administration of this Code and shall have the sole authority to amend this Code or grant waivers of its provisions. Waivers and amendments to this Code must be disclosed as required by the Securities Exchange Act of 1934 and the rules thereunder.